Exhibit 5.1

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640 Paul D. Delva Sr. V.P., General Counsel and Secretary
May 26, 2023
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, California 90503-1640
Ladies and Gentlemen:
I have acted as counsel to Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 10,000,000 shares (the “Firm Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), to be issued and sold pursuant to that certain Underwriting Agreement, dated as of May 23, 2023 (the “Underwriting Agreement”), with Morgan Stanley & Co. LLC and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriters”); and (ii) an additional 1,500,000 shares of Common Stock issuable upon the exercise of an option granted to the Underwriters under the Underwriting Agreement (together with the Firm Shares, the “Shares”). The offer and sale of the Shares have been registered under the Act pursuant to the registration statement on Form S-3 (File No. 333-269752) (as amended, the “Registration Statement”), which became effective under the Act on April 28, 2023. In so acting, I have examined such corporate records, certificates, agreements and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of the opinions expressed below. Upon the basis of such examination, it is my opinion that:
1. When issued and sold as contemplated by the Underwriting Agreement and the Registration Statement, including the preliminary prospectus supplement dated May 23, 2023 and the final prospectus supplement dated May 23, 2023, the Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, I am not passing upon any disclosure in the Registration Statement, the prospectus supplements or any other related prospectus or other offering material relating to the offer and sale of the Shares.
The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
I hereby consent to the incorporation by reference of this letter into the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Yours very truly,
/s/ Paul D. Delva

Paul D. Delva
Senior Vice President, General Counsel and Secretary